Exhibit 99.1

VLPS LIGHTING SERVICES INTERNATIONAL, INC. REPORTS FISCAL
2003 THIRD QUARTER RESULTS, ANNOUNCES A DIVIDEND AND
ANNOUNCES PLANS TO DEREGISTER ITS COMMON STOCK WITH
THE SECURITIES AND EXCHANGE COMMISSION AND DELIST ITS
SHARES FROM NASDAQ

DALLAS – August 13, 2003 – VLPS Lighting Services International, Inc. (“VLPS”)(Nasdaq: LITE) today reported financial results for the three-month and nine-month periods ended June 30, 2003.

Financial highlights (in thousands, except per share data) are as follows:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2002	2003	2002	2003
Revenue (a)	$11,269	$15,673	$36,007	$45,095
Operating income (loss) (a)	(2,457)	2,305	(1,116)	4,759
Net income (loss) (b)	(6,706)	1,719	(7,968)	1,456
Net income (loss) per share (b)	$(0.86)	$0.23	$(1.02)	$0.19
Weighted average shares outstanding	7,800	7,455	7,800	7,603
EBITDA (a) (c)	$4	$4,759	$6,186	$12,009
Adjusted EBITDA (a) (d)	$1,352	$4,759	$7,534	$12,009

(a)          The three and nine months ended June 30, 2002 and 2003 excludes the results of the Company’s sales and manufacturing business, which was sold in November 2002.

(b)         The three months ended June 30, 2002 and the nine months ended June 30, 2002 and 2003 include losses from discontinued operations of $3.3 million, $5.0 million and $1.8 million, respectively.  The nine months ended June 30, 2003 includes a charge of $0.2 million for the write-off of capitalized loan origination fees due to the early extinguishments of debt.

(c)          EBITDA is defined as Operating income (loss) plus depreciation and amortization.  See attached financial tables for reconciliation of generally accepted accounting principles (“GAAP”) Operating income (loss) to EBITDA.

(d)         Adjusted EBITDA for the three and nine months ended June 30, 2002 is defined as EBITDA, plus the $1.3 million write-off of receivables related to premiums paid under split-dollar life insurance policies.

Results for the three months ended June 30, 2003 reflect continued improvement in the live entertainment industry. These improved market conditions began during the three months ended December 31, 2002 and have continued throughout the nine-month period ended June 30, 2003. The increase in revenue of approximately $4.4 million for the third quarter of fiscal 2003 compared to the third quarter of fiscal 2002 was due to a $3.5 million increase in rental revenues to $13.5 million from $10.0 million and a $0.9 million increase in product sales and services revenue to $2.2 million from $1.3 million.

VLPS reported operating income of $2.3 million and EBITDA of $4.8 million for the three months ended June 30, 2003, compared to an operating loss of $2.5 million and zero EBITDA for the three months ended June 30, 2002. For the nine months ended June 30, 2003, the Company reported operating income of $4.8 million and EBITDA of $12.0 million, compared to an operating loss of $1.1 million and EBITDA of $6.2 million during the nine-month period ended June 30, 2002. Adjusting for the $1.3 million write-off of receivables related to premiums paid under split-dollar life insurance policies, operating income and EBITDA for the three months ended June 30, 2002 was negative $1.1 million and positive $1.4 million, respectively, and for the nine months ended June 30, 2002, operating income and EBITDA were $0.2 million and $7.5 million, respectively. Excluded from operating income and EBITDA for the three-month period ended June 30, 2002 and the nine-month periods ended June 30, 2002 and 2003, were the results of operations from the Company’s sales and manufacturing business, which was sold in November 2002. The loss from this discontinued operation for the three months ended June 30, 2002 and the nine months ended June 30, 2003 and 2002 was $3.3 million, $5.0 million and $1.8 million, respectively.

Rusty Brutsché, Chairman and Chief Executive Officer, commented, “We are pleased to report net income of $0.23 per share for the quarter ended June 30, 2003, compared to a loss of $0.86 per share during the three months ended June 30, 2002. Additionally, the Company has increased revenues over the prior year for the third consecutive quarter due primarily to overall improvement in all markets served by the Company’s offices in North America, London and Tokyo. The sale of our sales and manufacturing division during the first quarter of fiscal 2003 has continued to contribute to the Company’s improved operating performance and liquidity as the Company’s total debt net of cash has decreased from $18.5 million at September 30, 2002 to $3.1 million at June 30, 2003.”

VLPS also reported that the Board of Directors has approved a $0.04 per share dividend to be paid to all shareholders of record on August 25, 2003.  Payment of the dividend is expected to be made on or about September 4, 2003.

Mr. Brutsché continued, “We are also pleased to announce that the Board of Directors has approved a dividend of $0.04 per share. This will be the first dividend the Company has paid since 1997 and reflects the improved condition of the Company’s balance sheet, cash flow and market conditions. We certainly take pride in our ability to provide a return to the Company’s shareholders after the difficulties experienced over the past several years as we restructured the Company and deleveraged the balance sheet. While there can be no assurances of our ability to continue to pay dividends in the future, the Company may from time to time consider paying additional dividends based on liquidity provided from operating cash flow and management’s assessment of the business outlook.

The Company’s Board of Directors also decided to deregister the Company’s common stock with the Securities and Exchange Commission and delist its stock from the Nasdaq. The Company intends to file a Form 15 with the Securities and Exchange Commission to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934. Once this filing is completed, the Company’s obligation to file certain reports and forms, including Forms 10-K, 10-Q, and 8-K, with the SEC will terminate. In addition, the common stock of VLPS will longer be listed on the Nasdaq National Market. The Company plans to complete the deregistration and delisting of its common stock on September 19, 2003. The Board of Directors considered several factors in making this decision, including the following:

•                  The market value that the public markets are applying to the Company;

•                  The costs, both direct and indirect, associated with the preparation and filing of the Company’s periodic reports with the SEC;

•                  The expected substantial increase in costs associated with being a public company as a result of current and future regulations such as the Sarbanes-Oxley Act of 2002; and

•                  The lack of analyst coverage and the minimal liquidity for the Company’s common stock.

Mr. Brutsché commented, “After careful consideration, our Board of Directors decided to deregister and delist the Company’s common stock because we believe that the disadvantages of being a public company far outweigh the advantages. In addition to the significant time and cost savings resulting from deregistration, the Company’s management will be able to focus its attention and resources on implementing and improving the Company’s business plan and enhancing the Company’s long-term enterprise value. While we anticipate that the Company’s shares will be traded over the counter (OTC) on the pink sheets, there is no guarantee that any broker will decide to make a market in the Company’s common stock.”

About VLPS

VLPS Lighting Services International, Inc. (previously known as Vari-Lite International, Inc. until March 2003) is a leading worldwide professional lighting rental and production company. The Company distributes lighting systems and provides services primarily to the entertainment industry, serving such markets as concert touring, theater, television and film and corporate events.

The Company’s shares are traded on the Nasdaq National Market under the symbol LITE.

The foregoing paragraphs contain certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  These expectations may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.

For further information contact:

Jerry L. Trojan

Vice President – Finance and Chief Financial Officer

214-819-3244

(Please See Attached Financial Tables)

VLPS Lighting Services International, Inc. and Subsidiaries

Condensed Consolidated Statement of Income and

Summary Balance Sheet Information

(In thousands except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2002	2003	2002	2003
Income Statement Data:
Rental revenues	$10,007	$13,469	$31,577	$37,511
Product sales and services revenues	1,262	2,204	4,430	7,584
Total revenues	11,269	15,673	36,007	45,095
Rental costs	5,496	6,253	16,114	17,379
Product sales and services costs	1,031	1,576	2,876	5,290
Gross profit	4,742	7,844	17,017	22,426
Selling, general and administrative expense	5,586	5,323	15,909	17,051
Research and development expense	265	216	876	616
Write-off of receivables related to premiums paid under split-dollar life insurance policies	1,348	—	1,348	—
Operating income (loss)	(2,457)	2,305	(1,116)	4,759
Interest expense, net	345	148	946	852
Income (loss) from continuing operations before income tax	(2,802)	2,157	(2,062)	3,907
Income tax expense	618	438	902	663
Income (loss) from continuing operations (a)	(3,420)	1,719	(2,964)	3,244
Discontinued operations
Loss from operations of sales and manufacturing business	(3,286)	—	(5,004)	(1,788)
Net income (loss)	$(6,706)	$1,719	$(7,968)	$1,456

Net income (loss) per share – basic	$(0.86)	$0.23	$(1.02)	$0.19
Net income (loss) per share – diluted	(0.86)	0.23	(1.02)	0.19
Weighted average shares outstanding – basic	7,800	7,455	7,800	7,603
Weighted average shares outstanding – diluted	7,800	7,631	7,800	7,701

Reconciliation of GAAP Operating Income (Loss) to Adjusted EBITDA
Operating income (loss)	$(2,457)	$2,305	$(1,116)	$4,759
Depreciation from continuing operations	2,461	2,454	7,302	7,250
EBITDA (b)	4	4,759	6,186	12,009
Write-off of receivables related to premiums paid under split-dollar life insurance policies	1,348	—	1,348	—
Adjusted EBITDA (c)	$1,352	$4,759	$7,534	$12,009

a)              The three and nine months ended June 30, 2002 and 2003 excludes the results of the Company’s sales and manufacturing business, which was sold in November 2002.

b)             EBITDA is calculated herein as Operating income (loss) plus depreciation and amortization.  The Company believes that EBITDA serves as an important financial analysis tool for measuring and comparing financial information such as liquidity, operating performance and leverage. EBITDA should not be considered an alternative to net income or other cash flow measures determined under accounting principals generally accepted in the United States of America as an indicator of the Company’s performance or liquidity. EBITDA as disclosed herein may not be comparable to EBITDA as disclosed by other companies.

c)              Adjusted EBITDA for the three and nine months ended June 30, 2002 is defined as EBITDA, plus the $1.3 million write-off of receivables related to premiums paid under split-dollar life insurance policies.

Balance Sheet Data:	September 30, 2002	June 30, 2003
Total assets	$64,300	$54,827
Total debt	20,804	7,927
Stockholders’ equity	33,258	34,590

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